HOOPER HOLMES, INC.

OPTION AGREEMENT

Nonqualified Stock Options: ______________shares.

This Option Agreement, dated as of May__, 2007, is made by and between Hooper Holmes, Inc. (the "Company") and ______________(the "Optionee").  Defined terms used herein and not defined herein shall have the meaning ascribed to them in the Hooper Holmes, Inc. _______Stock Option Plan (the "Plan").

WHEREAS, the Company has adopted the Plan to grant Incentive Stock Options and Nonqualified Options to purchase shares of its common stock, $.04 par value per share ("Common Stock"), to certain employees who have exerted their best efforts on behalf of the Company and have contributed to its continued growth and financial success, which Plan is administered by the Company's Compensation Committee (the "Committee"); and

WHEREAS, the Optionee is employed by the Company and the Company wishes him/her to remain in its employ and to secure and/or increase his/her stock ownership in the Company in order to increase his/her incentive and personal interest in the welfare of the Company.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

1.           Grant of Option.  Pursuant to the provisions of the Plan, the Company hereby grants to the Optionee, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase the above stated number of shares of Common Stock from the Company for the consideration specified in Section 2 below.  The shares subject to the Option granted hereby shall be considered shares granted pursuant to a Nonqualified Option.

2.           Option Price.  The Option Price shall be _____________Dollars ($_______), which is equal to the Fair Market Value of such stock on May ___, 2007, the date as of which these options were granted.

3.      Grant Contingent on Execution of Option Agreement.  Execution of this Option Agreement within thirty (30) days after the date upon which the Optionee receives written notice of the decision by the Committee to grant the Option to the Optionee is a condition precedent to the grant of the Option.

4.           Grant Contingent on Continued Employment with the Company.  The Optionee shall remain in the employment of the Company for a period of at least twenty-four (24) months from May___, 2007, or until the Optionee's earlier Retirement, at such compensation as the Company shall reasonably determine from time to time.  Subject to Section 5.7 of the Plan, the Option may be exercised by the Optionee only while the Optionee remains employed by the Company.

5.           Additional Terms and Conditions.  It is understood and agreed that the Option is subject to the following terms and conditions in addition to any terms and conditions of the Plan that are not restated herein (any such terms being incorporated herein by reference):

a.  Vesting of Option.  Except as otherwise provided in this Option Agreement or the Plan, no portion of the Option shall vest or become exercisable earlier than May 7, 2009.  Thereafter, the Option shall vest and become exercisable as follows:

25% of the shares granted on or after May__, 2009
50% of the shares granted on or after May__, 2010
75% of the shares granted on or after May __, 2011
100% of the shares granted on or after May __, 2012

To the extent that the Option is not fully vested and exercisable as of the date the Optionee terminates his employment with the Company because of his death, Total Disability or Retirement, the Option shall become vested and exercisable in full on such date.  Further, the Option shall become vested and exercisable immediately in the event there is an actual or threatened change in control of the Company, as defined in Section 5.6 (b) of the Plan.

b.  Expiration Date.  Except as otherwise provided in the Plan or this Option Agreement, the Option granted hereby may be exercised by the Optionee in whole or in part from time to time, subject to the restrictions on exercise contained above, during the period beginning May 7, 2009, and ending on the earlier of (i) May___, 2017 or (ii) such shorter period provided in the Plan in the event of Death, Total Disability, Retirement or other termination of employment (the "Option Period").  The Option shall expire at the end of the Option Period.

c.  Exercise of Option.  The Option shall be exercised by (a) written notice to the Committee of the intent to exercise the Option with respect to a specified number of shares of Common Stock and (b) payment for such shares.

d.  Payment of the Option Price.  At the time of exercise, the Option Price of the Common Stock subject to the Option shall be paid by the Optionee to the Company either in cash or in such other consideration as the Committee deems appropriate, including, but not limited to, Common Stock already owned by the Optionee having a total Fair Market Value equal to the Option Price or a combination of Cash and Common Stock having a total Fair Market Value equal to the Option Price.

e.  Tax Withholding.  The Company shall not issue or transfer shares of Common Stock to the Optionee upon the exercise of the Option until the Optionee pays the Company in cash the amount necessary to satisfy the Company's obligation to withhold federal, state or local tax or other taxes incurred with respect to the exercise of the Option.  The Company shall determine the amount of such withholding liability and its decision shall be final, binding and conclusive on the parties.  The Company shall be entitled to withhold from any compensation or other payments.

f.  Nontransferability.  The Option shall not be transferable other than by will or by the laws of descent and distribution.  During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee.

g.  Sales of Stock.  Except in the case of sales by an executor or administrator of the estate of a deceased Optionee, shares of Common Stock acquired through the exercise of the Option may not be sold or otherwise disposed of for a period of six (6) months after the date of grant of this Option.

h.  No Rights as Shareholder.  The Optionee shall not have any rights as a shareholder with respect to any shares of Common Stock subject to the Option prior to the date of issuance of the Optionee of a certificate or certificates for such shares.

i.  Investment Representation.  Unless, at the time this Option is exercised, the shares underlying this Option are effectively registered under the Securities Act of 1933, the Optionee represents and warrants that the shares to be acquired upon the exercise of the Option granted herein are being acquired for investment and not with a view toward resale or with a view to distribution thereof and that the Optionee will comply with such restrictions as may be necessary to satisfy the requirement of the federal or state securities law.  Upon demand by the Committee, the Optionee (or his Beneficiary) shall deliver to the Committee at any time the Option or any portion of the Option is exercised, the representation contained above.  This representation is a condition precedent to the right of the Optionee to purchase any shares of Common Stock under this Option Agreement.

6.           Designation of Beneficiary.  The Optionee shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Optionee's death.  Designation of a Beneficiary shall not constitute a transfer of the Option.

7.           Optionee Bound by Plan.  The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, including the terms and provision adopted after the granting of the Option but prior to the complete exercise hereof.

8.           Notices.  Any notice hereunder to the Company shall be addressed to it at its office, 170 Mt. Airy Road, Basking Ridge, NJ 07920, Attention Senior Vice President, General Counsel and Secretary.  Any notice hereunder to the Committee shall be addressed to it at the Company's office, 170 Mt. Airy Road, Basking Ridge, NJ 07920, Attention: Corporate Secretary.  Any notice hereunder to the Optionee shall be addressed to him/her at his/her home or office address.  Any party shall have the right to designate at any time hereafter in writing some other address for notice.

9.           Counterparts.  This Option Agreement has been executed in two counterparts, each of which shall constitute on and the same instrument.

10.           Headings.  Any headings preceding the text of the sections of the Plan or this Option Agreement are inserted for convenience of reference only, and shall neither constitute a part of the Plan or this Option Agreement nor affect the meaning, construction or effect of the Plan or this Option Agreement.

11.           Interpretations.  The Committee may interpret the Plan and this Option Agreement, prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan or this Option Agreement, and make such other determinations under, and interpretations of, the Plan and the Option Agreement, and take such other action as it deems necessary or advisable, except as otherwise expressly reserved to the Board of Directors of the Company in the Plan.  Any interpretation, determination or other action made or taken by the Committee with respect to the terms of this Option Agreement shall be final, binding and conclusive upon all parties.  All rights under this Option Agreement shall be governed and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Hooper Holmes has caused this Option Agreement to be executed by an appropriate officer and the Optionee has executed this Option Agreement, both as of the day and year first above written.

HOOPER HOLMES, INC.

By: ___________________________
Name:
Title:

OPTIONEE:

By: ___________________________
Name: